Exhibit 99.1

Press Release

HITTITE MICROWAVE CORPORATION ELECTS GREGORY R. BEECHER

TO BOARD OF DIRECTORS

CHELMSFORD, MA – June 18, 2013 - Hittite Microwave Corporation (NASDAQ:HITT)  announced that on June 12, 2013 the company’s Board of Directors elected Gregory R. Beecher as a member of the Board.  Mr. Beecher was also appointed to serve as a member of its Audit Committee.

Mr. Beecher brings a significant level of industry and financial expertise to Hittite Microwave Corporation.  He has served as Chief Financial Officer of Teradyne, Inc., a manufacturer of automatic test equipment for the semiconductor industry, since 2001 and as its Treasurer since 2007.  Prior to joining Teradyne, Mr. Beecher was a partner at PricewaterhouseCoopers LLP, where he had an 18-year career in public accounting.  He also serves on the Board of Directors of MKS Instruments, Inc., where he is the Audit Committee Chairman.  Mr. Beecher received a B.S. from the University of Hartford and M.S. in Accounting from Northeastern University.

“We welcome Greg to the Hittite board and believe his experience and background is well suited to serve Hittite’s needs as we implement our strategy for the future,” said Franklin Weigold, Chairman of the Board of Directors.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz.  The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets.  The company is headquartered in Chelmsford, Massachusetts.

Contact: William W. Boecke, V.P. and Chief Financial Officer (978-250-3343)